Exhibit 99.1

News Release

For Further Information Call:

Walter A. Shephard

Vice President Finance, CFO, and Treasurer

Voice: 860-704-3955

inquire@zygo.com

For Immediate Release

ZYGO ANNOUNCES FISCAL 2007 Q4 AND FULL YEAR RESULTS;

BOARD AUTHORIZES STOCK REPURCHASE PROGRAM OF UP TO $25 MILLION

MIDDLEFIELD, CT, AUGUST 16, 2007 – Zygo Corporation (NASDAQ: ZIGO) today announced net sales of $46.5 million and net earnings of $3.8 million, or $0.20 per diluted share, for the fourth quarter of fiscal 2007. Compared with the same period in fiscal 2006, net sales decreased by $0.7 million and net earnings decreased by $0.7 million, or $0.04 per diluted share. Earnings per diluted share for the fourth quarter of fiscal 2006 were positively impacted by $0.03 due to the recognition of one-time tax benefits related to prior year foreign trading income.

For fiscal 2007, the Company recorded net sales of $181.0 million and net earnings of $15.1 million, or $0.81 per diluted share, as compared with fiscal 2006 net sales of $168.1 million and net earnings of $14.5 million, or $0.79 per diluted share. Fiscal 2007 net sales increased 8% over fiscal 2006, as an increase in product sales of $28.8 million (19%) more than offset a decrease of $15.9 million related to the finalization of a major development services contract. This increase in product sales resulted from a strong performance across the Company’s product lines. Earnings per diluted share for fiscal 2006 were positively impacted by $0.07 due to the recognition of one-time tax benefits related to prior year foreign trading income.

Bruce Robinson, ZYGO’s Chairman and CEO stated, “We are pleased with our fiscal 2007 financial results, including Company records for sales and earnings, with both the Metrology and Optics Divisions making significant contributions to our success this year. Fiscal 2007 began as a challenging year. However, continued strength in optics, semiconductor, and medical component sales more than offset the completion of the development services contract.”

Highlights for the year included:

•	Record revenues of $181.0 million, which included product sales growth of 19% over the prior year.
•	Gross profit of 43% of sales was the highest since fiscal 2001.
•	An increase in EPS to $0.81, as we more than covered a $6.1 million increase in RD&E expenses.
•	Shipment of our first Back End Of Line (“BEOL”) semiconductor tool anticipated to be accepted by the customer in early fiscal 2008.

Orders for the fourth quarter of fiscal 2007 were $36.1 million. Orders from the Company’s Metrology Division accounted for 57% of the orders received, with the Optics Division accounting for the remaining 43%. For the full year, orders were $172.5 million, a decrease of 5% over fiscal 2006. As we have previously disclosed, orders for our lithography OEM products have experienced a sharp decline and we anticipate that this will continue through the remainder of calendar 2007. We have also seen push-outs and cancellations in the semiconductor capital equipment sector.

Commenting on fiscal 2008 expectations, Mr. Robinson said, “We expect fiscal 2008 revenues to be approximately equivalent to fiscal 2007 levels. This reflects growth in other areas of the Company offsetting the downturn in the semiconductor market. We further anticipate fiscal 2008 sales and earnings to be skewed toward the second half of the year when we believe we will see a strengthening in orders and shipments of semiconductor and display systems.”

The Company also announced that its Board of Directors authorized the repurchase of up to $25.0 million of the Company's outstanding common stock. The repurchases will occur from time to time as market conditions warrant through transactions in the open market. The Company expects that the initial share repurchases will be effected pursuant to a plan in conformity with Rule 10b5-1 under the Securities Exchange Act of 1934. This rule allows public companies to adopt written, pre-arranged stock trading plans when they do not have material, non-public information in their possession. The adoption of this stock trading plan will allow the Company to repurchase its shares during periods when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the fourth quarter of fiscal 2007 will be held at 6 PM Eastern Time on August 16, 2007 and can be accessed by dialing 800-926-4420. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated sales and growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on timing and market acceptance of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and fluctuations in our stock price. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2006.

Zygo Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales
Products	$46,544	$41,898	$176,937	$148,123
Development services	-	5,254	4,051	20,014
	46,544	47,152	180,988	168,137
Cost of goods sold
Products	27,330	24,542	100,835	88,119
Development services	-	3,631	2,970	14,247
	27,330	28,173	103,805	102,366
Gross profit	19,214	18,979	77,183	65,771

Selling, general, and administrative expenses	8,201	8,616	32,876	31,125
Research, development, and engineering expenses	5,399	4,994	22,038	15,901
Operating profit	5,614	5,369	22,269	18,745

Other income
Interest income	816	617	2,990	2,119
Miscellaneous income (expense), net	(187)	93	(9)	262
Total other income	629	710	2,981	2,381
Earnings before income taxes
and minority interest	6,243	6,079	25,250	21,126

Income taxes	(2,229)	(1,386)	(9,132)	(5,849)
Minority interest	(204)	(178)	(976)	(792)
Net earnings	$3,810	$4,515	$15,142	$14,485

Basic - Earnings per share	$0.21	$0.25	$0.83	$0.80
Diluted - Earnings per share	$0.20	$0.24	$0.81	$0.79
Weighted average shares outstanding:
Basic	18,217	18,103	18,156	18,054
Diluted	18,677	18,503	18,601	18,367

Zygo Corporation and Subsidiaries

Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands of dollars)	June 30, 2007	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$17,826	$20,318
Marketable securities	29,453	21,415
Receivables, net	32,476	33,759
Inventories	43,048	38,082
Prepaid expenses	2,240	2,106
Deferred income taxes	15,077	11,959
Total current assets	140,120	127,639

Marketable securities	22,879	23,743
Property, plant, and equipment, net	36,349	32,631
Deferred income taxes	5,700	15,433
Intangible assets, net	6,110	5,925
Other assets	436	812
Total assets	$211,594	$206,183

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$8,720	$13,987
Accrued expenses	22,463	29,734
Income taxes payable	1,103	2,004
Total current liabilities	32,286	45,725

Other long-term liabilities	555	101
Minority interest	976	1,419
Stockholders' equity	177,777	158,938
Total liabilities and stockholders' equity	$211,594	$206,183